Exhibit (d)(1)(ii)

May 1, 2015

Voya Series Fund, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2015, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Series Fund, Inc. (the “Agreement”), with respect to Voya Money Market Fund (the “Fund”), a series of Voya Series Fund, Inc., from May 1, 2015 through January 1, 2017.

We will waive 0.020% of the management fee payable to us for the Fund, as reflected in the schedule set forth below.

Series	Management Fee Waiver (as a percentage of average daily net assets)

	Gross	Waiver	Net

Voya Money Market Fund	0.100%	0.020%	0.080%

Voya Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Series Fund, Inc.

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May 1, 2015

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:

Voya Series Fund, Inc.

(on behalf of the Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President